Exhibit 10.34

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

     This Amendment Number One, dated as of May 23, 2000, to the Employment Agreement dated as of November 16, 1998 (the "Agreement") between US Airways, Inc., a Delaware corporation (the "Company"), and Thomas A. Mutryn (the "Executive") is entered into as of the date first stated above.

     WHEREAS, the Board believes it is important to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened change of control of the Company and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending change of control, and to provide the Executive with compensation and benefits arrangements upon a change of control which ensure that the compensation and benefits expectations of the Executive will be satisfied; and

     WHEREAS, the Board believes it to be in the best interests of the Company to amend the Agreement to achieve the aforementioned objectives;

     NOW, THEREFORE, the following amendment is hereby made to the Agreement:

     1.  Section 3 of the Agreement is hereby amended to read, in its entirety, as follows:

         "3.     Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, for the period commencing on the Change of Control Date and ending on the earlier to occur of (a) the third anniversary of such date (or, in the event of the occurrence of a Change of Control under Section 2(c) above, the third anniversary of the consummation of the reorganization, merger or consolidation the shareholder approval of which constituted a Change of Control), or (b) the Executive's Normal Retirement Date (hereinafter the "Employment Period")."

US AIRWAYS, INC.

/s/ Jennifer C. McGarey
Jennifer C. McGarey
Secretary and Assistant General Counsel
EXECUTIVE

/s/ Thomas A. Mutryn
Thomas A. Mutryn